Exhibit 99.1

News Release	Corporate Communications MN01-1030 5050 Lincoln Drive Edina, MN 55436	Phone: 952-351-3087 Fax: 952-351-3009

For Immediate Release

Media Contact:	Investor Contact:

Bryce Hallowell	Steve Wold
Phone: 952-351-3087	Phone: 952-351-3056
E-mail: bryce.hallowell@atk.com	E-mail: steve_wold@atk.com

ATK THIRD-QUARTER EARNINGS
RISE 18 PERCENT TO $1.25 PER SHARE

SALES INCREASE 21 PERCENT TO $684 MILLION, DRIVEN BY

STRONG ORGANIC GROWTH AND ACQUISITIONS

ORDERS MORE THAN DOUBLE TO $1.1 BILLION

ON STRONG BOOKINGS IN ALL BUSINESSES

ATK NARROWS FY05 EPS GUIDANCE

AND CONFIRMS SALES AND CASH FLOW GUIDANCE

ATK ISSUES FY06 SALES, EARNINGS, CASH FLOW GUIDANCE

Summary – ATK reported FY05 third-quarter earnings per share of $1.25, an increase of 18 percent over the same period last year.  Sales rose 21 percent to $684 million, driven by strong organic growth and acquisitions.  Orders more than doubled, rising to $1.1 billion on strong bookings across all business groups – driving total backlog at the end of the quarter to $5.1 billion.  ATK narrowed the range for FY05 EPS guidance and confirmed sales and cash flow guidance for the year.  The company also issued guidance for FY06, which begins April 1.  – End Summary.

-more-

Minneapolis, Feb. 2, 2005  – Alliant Techsystems (NYSE:  ATK) today reported earnings per share for the third quarter of fiscal year 2005 of $1.25, an increase of 18 percent over $1.06 a year ago.

Excluding tax benefits and restructuring items, third-quarter earnings per share were $1.18, an increase of 34 percent over 88 cents last year. (See reconciliation table at the end of this news release.)

Sales for the third quarter, which ended Jan. 2, rose 21 percent to $684 million from $564 million a year ago, driven by organic revenue growth of 10 percent.  The organic growth came in a number of programs across the company, including Minuteman III strategic missile propulsion, small-caliber ammunition, precision weapons, and space structures.  New revenues from the prior-year acquisitions of ATK GASL and ATK Mission Research and the FY05 acquisition of the PSI Group also contributed to the overall increase.

Other third-quarter performance measures:

•     Orders more than doubled, rising to $1.1 billion from $483 million a year ago on strong bookings across all business groups.  New orders for small-caliber ammunition, Minuteman III strategic missile propulsion, and the Precision Guided Mortar Munition accounted for a major portion of the growth.

•     Contracted backlog, which represents the estimated value of contracts for which ATK is authorized to incur costs but for which revenue has not yet been recognized, was $3.9 billion at the end of the third quarter.  Total backlog, which includes contracted backlog plus the value of unexercised options, was $5.1 billion.

•     The EBIT margin (earnings before interest and income taxes as a percent of sales) was 12.0 percent versus 12.5 percent a year ago, reflecting higher pension expenses.  Excluding these expenses, the third-quarter EBIT margin was 12.8 percent, compared with 12.9 percent last year.  (See reconciliation table at the end of this news release.)

Nine-Month Results

Earnings per share for the nine-month period were $2.76, compared with $2.83 a year ago.  Earnings per share for the current period were $2.89, excluding the effect of restructuring charges, a pension-related settlement charge, and tax benefits.  This represents an increase of 24 percent over $2.34 a year ago, which excludes a contract rate settlement, a curtailment gain, and tax benefits, as previously disclosed.  (See reconciliation table at the end of this news release.)

Nine-month sales rose 18 percent to $2.0 billion from $1.7 billion a year ago.  Free cash flow (cash provided by operating activities less capital expenditures) for the period was $57 million, compared with $89 million last year  (See reconciliation table at the end of this news release).

Operations Review

ATK Thiokol third-quarter sales rose to $205 million from $184 million a year ago, driven primarily by higher volume from the Minuteman III strategic missile propulsion program.  Year-to-date sales were $624 million, compared with $603 million last year.

The ATK Advanced Propulsion and Space Systems Group reported sales of $110 million in the third quarter versus $69 million last year.  Current-quarter sales include $28 million in new revenues from the acquisitions of ATK GASL and the PSI Group.  Organic growth in missile defense propulsion and space structure programs also contributed to the increase.  For the nine-month period, the group’s sales were $273 million versus $183 million a year ago.

Third-quarter sales from the ATK Precision Systems Group increased to $133 million from $127 million a year ago on higher volume from precision weapons and sensors.  Sales for the nine months were $383 million, compared with $355 million last year.

Sales from the ATK Ammunition Group in the third quarter were $205 million versus $184 million last year, reflecting higher sales of military small-caliber ammunition and law enforcement ammunition.  Year-to-date sales rose to $610 million from $548 million a year ago.

Recent business highlights include:

•     Orders worth more than $300 million for production of small-caliber ammunition at the Lake City Army Ammunition Plant in Independence, Mo., and a U.S. Army contract to continue modernization work at the plant.

•     A contract worth $80 million to design, develop, and begin low-rate initial production of the U.S. Army’s Precision Guided Mortar Munition.

•     A $9 million contract to supply automatic cannons to the U.S. Air Force Special Operations Command.

•     A contract to provide Orbus 1A rocket motors for the Ground-based Missile Defense (GMD) program, expanding ATK’s role to all three propulsion stages for the GMD interceptor vehicle.

•     A successful demonstration of a pulse-capable Solid Divert and Attitude Control System (SDACS) design for the Standard Missile-3, which is part of the Missile Defense Agency sea-based program to counter ballistic missile threats.

•     A successful test of the NASA/ATK X-43A Supersonic Combustion Ramjet (Scramjet) aircraft, which set the world speed record for air-breathing powered flight at Mach 10 – approximately 7,000 miles per hour.

•     Assembly of the Reusable Solid Rocket Motors on the Space Shuttle Discovery in preparation for Shuttle return to flight in the spring.

•      Start-up of medium-caliber ammunition production at ATK’s precision munitions manufacturing center of excellence at the Allegany Ballistics Laboratory (ABL) in Rocket Center, W. Va., following relocation of the manufacturing operations from Minnesota.

•     A decision to move fuze production operations from Janesville, Wis. to ABL as part of ATK’s continuing strategy to deliver greater value to U.S. government customers through improved manufacturing efficiencies.  Move-related costs are expected to total approximately $5 million in FY05 and approximately $5 million in FY06.

•     Successful launches of Delta II rockets carrying NASA spacecraft and a U.S. Air Force Global Positioning System satellite.

FY05 and FY06 Guidance

ATK is narrowing its guidance range for FY05 earnings per share to between $3.95 and $4.00 from between $3.90 and $4.00.  The company continues to expect FY05 sales to be more than $2.75 billion and free cash flow to be in excess of $120 million.

Looking ahead to FY06, ATK expects earnings per share to be between $4.35 and $4.50, consistent with the company’s commitment to deliver annual double-digit earnings growth.  This estimate includes an increase in pension expense of approximately $17 million or 30 cents per share and costs for moving fuze manufacturing operations of approximately $5 million or 9 cents per share.

The FY06 earnings per share projections do not include the impact of the adoption of SFAS 123R “Share-Based Payment” for the expensing of stock-based compensation.  Based on a preliminary analysis, the FY06 full-year impact on earnings per share related to the adoption of SFAS 123R is estimated to be approximately 12 cents per share, in line with what the pro forma expense would be in

FY05, stated on the same basis.  The company is required to adopt SFAS 123R as of July 4, 2005, but may elect to early adopt at any point prior to that date.  Final determination of the impact and timing of the company’s adoption of SFAS 123R will be addressed in the FY05 year-end earnings report in May.

ATK expects FY06 sales to be in excess of $3.0 billion, reflecting organic sales growth of between 7 percent and 8 percent.  Free cash flow is projected to be approximately equal to net income.

ATK is a $2.4 billion advanced weapon and space systems company employing approximately 14,000 people in 23 states.  News and information can be found on the Internet at www.atk.com.

Certain information discussed in this press release regarding guidance for FY05 and FY06, including but not limited to anticipated costs for manufacturing operations relocation and FY06 pension expense, constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995.  Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved.  Forward-looking information is subject to certain risks, trends, and uncertainties that could cause actual results to differ materially from those projected.  Among these factors are:  unforeseen delays in NASA’s Space Shuttle program, changes in governmental spending, risks inherent in the development and manufacture of advanced technology, budgetary policies, product sourcing strategies, economic conditions, equity and corporate bond market returns, the availability of capital market financing, the company’s competitive environment, the timing of awards and contracts, the outcome of contingencies, including litigation and environmental remediation, program performance, program terminations, changes to accounting standards, changes in cost estimates related to relocation of facilities, and financial performance projections.  ATK undertakes no obligation to update any forward-looking statements.  For further information on factors that could impact ATK, and statements contained herein, reference should be made to ATK’s filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

Reconciliation of Non-GAAP Financial Measures

Diluted earnings per share (EPS) excluding the effect of restructuring charges, a rate settlement, a pension-related settlement charge, a curtailment gain, and tax benefits is a non-GAAP financial measure that ATK defines as diluted EPS excluding the impact of restructuring charges, a rate settlement, a pension-related settlement charge, a curtailment gain, and tax benefits.  ATK management believes that the exclusion of the items shown in the table below provides a more meaningful assessment of ATK’s operational performance.  ATK’s definition may differ from that used by other companies.

	Quarters Ended		Nine Months Ended
	Jan. 2, 2005	Dec. 28, 2003	Jan. 2, 2005	Dec. 28, 2003
Diluted earnings per share (EPS)	$1.25	$1.06	$2.76	$2.83
Restructuring charges, net of taxes	0.01		0.10
Rate settlement, net of taxes				(0.12)
Pension-related settlement charge, net of taxes			0.11
Curtailment gain, net of taxes				(0.12)
Tax benefits	(0.08)	(0.18)	(0.08)	(0.25)
Diluted EPS excluding the effect of restructuring charges, rate settlement, pension-related settlement charge, curtailment gain, and tax benefits	1.18	0.88	2.89	2.34

The EBIT margin excluding the effect of pension expense is a non-GAAP financial measure that ATK defines as income before interest and income taxes excluding the impact of pension expense as a percent of sales.  ATK management is presenting this measure so that a reader may compare EBIT margin excluding pension expense. ATK’s definition may differ from that used by other companies.

	Quarters Ended
	Jan. 2, 2005	Dec. 28, 2003
Income before interest and income taxes	$81,903	$70,451
Pension expense	5,744	2,550
Income before interest and income taxes excluding the effect of pension expense	87,647	73,001
Sales	684,493	563,817
Income before interest and income taxes excluding the effect of pension expense as a percent of sales	12.8%	12.9%

Free cash flow is defined as cash provided by operating activities less capital expenditures.  ATK management believes free cash flow provides investors with an important perspective on the cash available for debt repayment, share repurchase, and acquisitions after making the capital investments required to support ongoing business operations.  ATK management uses free cash flow internally to assess both business performance and overall liquidity.

	Nine Months Ended
	Jan. 2, 2005	Dec. 28, 2003
Cash provided by operating activities	$93,577	$120,236
Capital expenditures	(36,533)	(30,993)
Free cash flow	57,044	89,243

Webcast Information:  ATK will webcast its investor conference call on FY05 third-quarter results and the financial outlook at 9:00 a.m. Eastern Time today.  The live audio webcast will be available on the Investor Relations page of ATK’s web site at www.atk.com.  Information about downloading free Windows Media Player software, which is required to access the webcast, is available on the website.  For those who cannot participate in the live webcast, a telephone recording of the conference call will be available for one month after the call.  The telephone number is 719-457-0820, and the confirmation code is 742467.

Note to Editors:  ATK will issue the text of president and chief executive officer Dan Murphy’s conference call remarks on PR Newswire following the completion of the call.

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ALLIANT TECHSYSTEMS INC.

CONSOLIDATED INCOME STATEMENTS

	QUARTERS ENDED		NINE MONTHS ENDED
	January 2,	December 28,	January 2,	December 28,
(In thousands except per share data)	2005	2003	2005	2003

Sales	$684,493	$563,817	$2,001,938	$1,689,506
Cost of sales	546,683	440,106	1,630,712	1,325,096
Gross profit	137,810	123,711	371,226	364,410
Operating expenses:
Research and development	10,203	5,814	23,685	22,189
Selling	16,454	15,629	50,598	46,365
General and administrative	29,250	31,817	95,255	87,713
Total operating expenses	55,907	53,260	169,538	156,267
Income before interest, income taxes, and minority interest	81,903	70,451	201,688	208,143
Interest expense	(17,492)	(14,302)	(48,024)	(44,480)
Interest income	162	112	645	480
Income before income taxes and minority interest	64,573	56,261	154,309	164,143
Income tax provision	16,621	14,256	48,741	52,332
Income before minority interest	47,952	42,005	105,568	111,811
Minority interest, net of income taxes	104	148	248	403
Net income	$47,848	$41,857	$105,320	$111,408

Earnings per share:
Basic	$1.27	$1.08	$2.80	$2.89
Diluted	1.25	1.06	2.76	2.83

Average number of common shares	37,718	38,624	37,576	38,589

Average number of common and dilutive shares	38,242	39,333	38,132	39,304

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED BALANCE SHEETS

(In thousands except share data)	January 2, 2005	March 31, 2004
Assets
Current assets:
Cash and cash equivalents	$47,121	$56,891
Net receivables	575,742	528,848
Net inventories	144,872	134,676
Deferred income tax asset	56,991	53,105
Other current assets	27,703	32,165
Total current assets	852,429	805,685
Net property, plant, and equipment	453,457	465,786
Goodwill	1,158,080	1,063,711
Prepaid and intangible pension assets	342,056	331,860
Deferred income tax asset	6,972	38,940
Deferred charges and other non-current assets	216,748	127,347
Total assets	$3,029,742	$2,833,329
Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$3,096	$4,000
Accounts payable	95,245	142,941
Contract advances and allowances	39,234	46,221
Accrued compensation	95,194	117,333
Accrued income taxes	64,404	10,278
Other accrued liabilities	124,586	107,618
Total current liabilities	421,759	428,391
Long-term debt	1,184,130	1,076,000
Postretirement and postemployment benefits liability	212,750	218,755
Minimum pension liability	401,314	401,314
Other long-term liabilities	139,506	144,669
Total liabilities	2,359,459	2,269,129
Contingencies
Common stock - $.01 par value
Authorized - 90,000,000 shares
Issued and outstanding 37,793,898 shares at January 2, 2005 and 37,439,972 at March 31, 2004	416	416
Additional paid-in-capital	442,590	468,044
Retained earnings	726,419	621,099
Unearned compensation	(1,869)	(1,015)
Accumulated other comprehensive income	(259,267)	(263,687)
Common stock in treasury, at cost, 3,763,200 shares held at January 2, 2005 and 4,117,126 at March 31, 2004	(238,006)	(260,657)

Total stockholders’ equity	670,283	564,200
Total liabilities and stockholders’ equity	$3,029,742	$2,833,329

ALLIANT TECHSYSTEMS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	NINE MONTHS ENDED
(In thousands)	January 2, 2005	December 28, 2003
Operating activities
Net income	$105,320	$111,408
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	50,613	46,447
Amortization of intangible assets and unearned compensation	8,117	3,637
Deferred income tax	—	(6,713)
Loss (gain) on disposal of property	2,386	(498)
Minority interest, net of income taxes	248	403
Changes in assets and liabilities:
Net receivables	(28,853)	24,369
Net inventories	(4,745)	8,784
Accounts payable	(51,052)	(29,155)
Contract advances and allowances	(8,444)	(3,782)
Accrued compensation	(25,102)	(16,294)
Accrued income taxes	56,284	52,325
Accrued environmental	454	(796)
Pension and other postretirement benefits	(16,201)	(61,781)
Other assets and liabilities	4,552	(8,118)
Cash provided by operating activities	93,577	120,236
Investing activities
Capital expenditures	(36,533)	(30,993)
Acquisition of businesses	(164,198)	(43,312)
Proceeds from the disposition of property, plant, and equipment	305	1,646
Cash used for investing activities	(200,426)	(72,659)

Financing activities
Payments made on bank debt	(92,774)	(26,590)
Proceeds from issuance of long-term debt	200,000	—
Payments made for debt issue costs	(6,144)	—
Net purchase of treasury shares	(26,085)	(2,526)
Proceeds from employee stock compensation plans	22,082	9,320
Cash provided by (used for) financing activities	97,079	(19,796)
(Decrease) increase in cash and cash equivalents	(9,770)	27,781
Cash and cash equivalents - beginning of period	56,891	14,383
Cash and cash equivalents - end of period	$47,121	$42,164